Exhibit 99.2

CONSENT TO BE NAMED DIRECTOR NOMINEE

I hereby consent to be named as a nominee to the board of directors in the Registration Statement on Form S-1 of Hawkeye Holdings Inc. (File No. 333-134557) and in any and all amendments and supplements thereto (collectively, the “Registration Statement”), and to the filing of this Consent as an exhibit to the Registration Statement.

/s/ ROBERT S. KAPLAN
Robert S. Kaplan

July  24, 2006